                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)


                           MAXICARE HEALTH PLANS, INC.
                                (Name of issuer)

                     COMMON STOCK, $0.01 par value per share
                         (Title of class of securities)

                                    577904204
                                 (CUSIP number)

                                December 31, 1999
             (Date of event which requires filing of this statement)



         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:
               /_/ Rule 13d-1(b)
               /X/ Rule 13d-1(c)
               /_/ Rule 13d-1(d)


                       (Continued on the following pages)
                               (Page 1 of 8 Pages)


--------------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO.  577904204                                           PAGE 2 OF 8 PAGES

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR INVESTMENT PARTNERS, L.P.


     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /_/
                                                                    (b) /X/


     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE


      NUMBER OF          5    SOLE VOTING POWER

        SHARES                189,200 COMMON STOCK

     BENEFICIALLY
          9.
    OWNED BY EACH

      REPORTING

        PERSON

         WITH

                         6    SHARED VOTING POWER

                               NONE


                         7    SOLE DISPOSITIVE POWER

                              189,200 COMMON STOCK


                         8    SHARED DISPOSITIVE POWER

                               NONE


     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             189,200 COMMON STOCK


    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*          /_/


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1% COMMON STOCK


    12       TYPE OF REPORTING PERSON *

             PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 577904204                                            PAGE 3 OF 8 PAGES

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR GROUP, L.P.


     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /_/
                                                                    (b) /X/


     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE


      NUMBER OF          5    SOLE VOTING POWER

        SHARES                189,200 COMMON STOCK

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH

                         6    SHARED VOTING POWER

                               NONE


                         7    SOLE DISPOSITIVE POWER

                              189,200 COMMON STOCK



                         8    SHARED DISPOSITIVE POWER

                               NONE


     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             189,200 COMMON STOCK



    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*     /_/



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1% COMMON STOCK


    12       TYPE OF REPORTING PERSON *

             PN


                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 577904204                                           PAGE 4 OF 8 PAGES

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR CAPITAL MANAGEMENT, INC.


     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /_/
                                                                  (b) /X/


     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE


      NUMBER OF          5    SOLE VOTING POWER

        SHARES                189,200 COMMON STOCK

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH

                         6    SHARED VOTING POWER

                               NONE


                         7    SOLE DISPOSITIVE POWER

                              189,200 COMMON STOCK


                         8    SHARED DISPOSITIVE POWER

                               NONE


     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             189,200 COMMON STOCK



    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*       /_/


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1% COMMON STOCK


    12       TYPE OF REPORTING PERSON *

             CO


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  MAXICARE HEALTH PLANS, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1149 South Broadway Street
                  Los Angeles, CA 90015

Item 2(a).        Names of Person Filing:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111

Item 2(c).        Citizenship:

                  State of Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value per share

Item 2(e).        CUSIP Number:

                  577904204

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.           Ownership:

                  (a)  Amount Beneficially Owned:
                                    189,200 common stock

                   (b)  Percent of Class:
                                    1.1% common stock

                  (c) Number of shares as to which such person has:

                           (i)      189,200 common stock

                           (ii)     shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the disposition of:
                                    189,200 common stock

                           (iv) shared power to dispose or to direct the disposition of:

Item 5.           Ownership of Five Percent or Less of a Class:

                  X

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2000

                                PAR INVESTMENT PARTNERS, L.P.
                                By:      PAR GROUP, L.P.
                                         its general partner
                                By:      PAR CAPITAL MANAGEMENT, INC.
                                         its general partner

                                By:      /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                PAR GROUP, L.P.
                                By:      PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                By:      /s/ Frederick S. Downs, Jr
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                PAR CAPITAL MANAGEMENT, INC.

                                By:      /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President